Exhibit 2.1

AGREEMENT OF SHARE ISSUANCE AND PLAN OF REORGANIZATION

THIS AGREEMENT made and entered into as of the 8th day of May, 2009, by and between Cytta Corp., a Nevada corporation (hereinafter called “CC”), and Ophthalmic International, Inc., a Nevada corporation (hereinafter called “OI”).

WITNESSETH THAT:

A.   CC is a company whose common stock is publicly traded under the symbol “CYTC.”

B.   OI is the wholly-owned subsidiary of CC and manufactures and markets a patented medial device.

C.   In December 2008, CC and OI entered into an Agreement of Share Exchange and Plan of Reorganization (hereinafter called the “Exchange Agreement”) which provided for the acquisition of OI by CC through the issuance by CC of 56,000,000 of its restricted common stock shares to all of the shareholders of OI in exchange for their 100,000 OI common stock shares (the “Exchange”).

D.   It is now deemed in the best interest of OI and CC that the Exchange Agreement be rescinded and the Exchange be reversed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements and the benefits to be realized by each of the parties, the following transactions are hereby agreed to, subject to the conditions hereinafter stated:

1.   The Reversal

(a)     On the Closing Date hereinafter referred to, and in exchange for all of the 56,000,000 shares of common stock of CC previously issued to the OI shareholders as set forth on Exhibit A attached hereto (the “CC Common Stock”) being returned to CC, CC shall deliver the 100,000 shares of OI common stock (the “OI Common Stock”) to the OI shareholders set forth on Exhibit A attached hereto in order to reverse the Exchange and rescind the Exchange Agreement (the “Reversal”).

(b)     CC and OI are not required under Nevada corporate law to submit this Agreement to their shareholders for approval.

2.   Closing

The closing of all the transactions contemplated hereby (herein called the “Closing” or the “Closing Date”) shall take place at the offices of OI in Fountain Hills, Arizona at 9:00 a.m. on a date within five (5) business days after all of the conditions described in paragraphs 7 and 8  hereof have been satisfied or, to the extent permitted in paragraph 10 hereof, their satisfaction has been waived. All documents required to be delivered by each of the parties hereto shall be duly delivered to the respective recipient thereof at or prior to the Closing.  In no event shall the Closing Date be later than May 15, 2009, and if it is delayed beyond said date, then either party shall have the right to terminate this Agreement upon notice to that effect.

3.   Business Pending the Closing

(a)     From the date of this Agreement to and including the Closing Date, except as may be first approved by OI or as is otherwise permitted or contemplated by this Agreement: (i) CC shall conduct its business only in the usual and ordinary course without the creation of any additional indebtedness; (ii) no change shall be made in the authorized capitalization of CC except as contemplated by this Agreement; (iii) no shares of capital stock of CC shall be authorized for issuance or issued and no agreement or commitment for the issuance hereof shall be entered into; (iv) CC will use all reasonable and proper efforts to preserve its business organization intact; and (v) the Board of Directors of CC will not declare any dividends on, or otherwise make any distribution in respect of, its outstanding shares of capital stock.

(b)     From the date of this Agreement to and including the Closing Date, except as may be first approved by CC or as is otherwise permitted or contemplated by this Agreement: (i) OI shall conduct its business only in the usual and ordinary course; (ii) no change shall be made in the authorized capitalization of OI, except as contemplated by this Agreement; (iii) no shares of capital stock of OI shall be authorized for issuance or issued and no agreement or commitment for the issuance thereof shall be entered into; (iv)  OI will use all reasonable and proper efforts to preserve its business organization intact, to keep available the services of its present employees and to maintain satisfactory relationships between OI and its suppliers, customers, regulatory agencies, and others having business relations with it; and (v) the Board of Directors of OI will not declare any dividends on, or otherwise make any distribution in respect of, its outstanding shares of capital stock.

4.   Representations of CC

CC represents, warrants and agrees that:

(a)     CC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and it is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business of the character of its properties makes such qualification necessary.  CC has the corporate power and any necessary governmental authority to own or lease their respective properties now owned and to carry on their respective business as now being conducted.

(b)     As of December 31, 2008, the capitalization of CC is as set forth in the financial statements filed with the SEC, plus an additional 70,000 shares which have been issued since that date. The outstanding capital stock of CC has been duly authorized and issued and is fully paid and nonassessable.  CC has no commitment to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from CC, any shares of its capital stock

(c)     Prior to May 8, 2009, CC has not declared or paid any dividend on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock. CC will not take any such action during the period between the date hereof and the Closing Date.

(d)     CC is not engaged in or a party to, or to the knowledge of CC threatened with, any material legal action or other proceeding before any court or administrative agency.  CC, to the knowledge of CC, has not been charged with, and is not under investigation with regard to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business.

(e)     There has not been, since May 8, 2009, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of CC except in the ordinary course of business.

(f)     The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by CC will not conflict with or result in any material breach of any of the terms, conditions, or provision of, or constitute a default under, or result in the creation of, any lien, charge or encumbrance upon any of the property or assets of CC or any of its subsidiaries pursuant to any corporate charter, bylaw, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement), or other instrument to which CC is a party or by which it is bound or affected.

5.   Representations of OI

OI represents, warrants and agrees that:

(a)     OI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  OI has the corporate power and any necessary governmental authority to own or lease its properties now owned or leased and to carry on its business as now being conducted.  OI is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary.

(b)     OI has no commitment to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from OI, any shares of its capital stock.

(c)     Subsequent to April 30, 2009, OI has not declared or paid any dividend on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock.  OI will not take any such action during the period between the date hereof and the Closing Date except as provided herein.

(d)     Neither OI nor any of its subsidiaries is engaged in or a party to, or to the knowledge of OI threatened with, any material legal action or other proceeding before any court or administrative agency.  Neither OI nor any of its subsidiaries, to the knowledge of OI, has been charged with, or is under investigation with respect to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business.

(e)     There has not been, since December 31, 2008, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of OI or its subsidiaries, except as contemplated by this Agreement.

(f)     The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by OI will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance upon any of the properties or assets of OI or any of its subsidiaries pursuant to any corporate charter, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement) or other instrument to which OI or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected.

6.   Survival of Warranties

The representations and warranties made herein by CC and OI shall not survive the Closing hereunder; provided, however, the covenants set forth in Section 9 below shall survive the Closing.

7.   Conditions to the Obligations of CC

The obligations of CC hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

(a)     Each shareholder holding the CC Common stock shares will have properly executed and delivered to CC the shareholder’s stock certificate, the shareholder’s stock power (duly notarized by a Blue Medallion Signature Guarantee) and the Stock Assignment set forth hereto as Exhibit B; provided, however, Victor Webb and Madeline Olsen shall execute an indemnification agreement concerning their lost certificate for 2,800,000 CC shares.

(b)     The representations and warranties of OI contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for changes permitted by this Agreement or those incurred in the ordinary course of business, and CC shall have received from OI at the Closing a certificate, dated the Closing Date, of the President of OI to that effect.

(c)     G. Richard Smith shall have resigned as sole Director of CC and from all officer positions of CC as well, and Mr. Smith shall appoint Mr. Robert Gosine as the sole Director of CC, President and Principal Executive Officer of CC.

8.   Conditions to the Obligations of OI

The obligations of OI hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

(a)     CC will have properly executed and delivered to each of the contemplated OI shareholders the OI Stock Assignment set forth hereto as Exhibit C attached hereto.

(b)     All representations and warranties of CC contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and CC shall have delivered to OI a certificate dated the Closing Date of the President of CC to that effect.

9.   Covenants After Closing

(a)     CC hereby makes the following covenants to OI which shall take effect upon the Closing:

(i)     CC shall file a Form 8-K with the SEC concerning: (A) the Closing of the transactions contemplated by this Agreement; (B) the resignation of G. Richard Smith as sole Director and all officers of CC, and (C) the appointment of Robert Gosine as sole Director, President and Principal Executive Officer of CC (and such other appointments as may have been made by Mr. Gosine).

(ii)     Within 75 days of the Closing, CC shall file with the SEC an amended Form 8-K which includes the pro forma financial statements required by the SEC concerning the disposition of assets or a business.

(iii)     No later than May 15, 2009 (or May 20, 2009, if a Notice of Extension is timely filed), CC shall file with the SEC the Form 10-Q for the periods ending March 31, 2009 (and March 31, 2008 where required), based solely upon the financial information supplied by OI as set forth in Section 9(b)(iii) below.

(b)     OI hereby makes the following covenants to CC which shall take effect upon the Closing:

(i)     Within four business days of the execution of this Agreement, OI shall file, on behalf of CC, a Form 8-K with the SEC stating that this Agreement has been executed, which Form 8-K shall include a copy of this Agreement.

(ii)     OI shall assume all debts incurred and unpaid by CC as presented to CC on or before April 30, 2009, including the debts incurred to service providers in preparing and filing with the SEC all of CC’s filings after December 9, 2008, through the filing of the Form 8-K described in Section 9(b)(i) above.  CC understands that its creditors are not required to accept OI as the sole debtor to them.  OI hereby agrees to indemnify CC for any valid debts of CC incurred from December 9, 2008 through the Closing Date, as presented to CC on or before April 30, 2009, which are paid by CC after the Closing.

(iii)     OI shall provide all financial information in its possession and required by CC’s securities law counsel and auditors to complete the filing of CC’s quarterly report with the SEC by May 20, 2009, as set forth in Section 9(a)(iii) above, and any financial information in OI’s possession which relates to the period from March 31, 2009 until the Closing Date.

10.   Termination and Modification Rights

(a)     This Agreement may be terminated at any time prior to the Closing Date by (i) mutual consent of the parties hereto authorized by their respective Boards of Directors or (ii) upon written notice to the other party, by either party upon authorization of its Board of Directors:

(A)     if in its reasonably exercised judgment there shall have occurred a material adverse change in the financial condition or business of the other party or the other party shall have suffered a material loss or damage to any of its property or assets, which change, loss or damage materially affects or impairs the ability of the other party to conduct its business, or if any previously undisclosed condition which materially adversely affects the earning power or assets of either party comes to the attention of the other party;

(B)     if the terms, covenants or conditions of this Agreement to be complied with or performed by one of the other parties at or before the Closing Date shall not have been materially complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the party giving notice of termination; or

(C)     if any action or proceeding shall have been instituted or threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or if the consummation of such transactions would subject either of such parties to liability for breach of any law or regulation.

(b)     As provided in paragraph 2(a), this Agreement may be terminated by either party upon notice to the other in the event the Closing shall not be held by May 15, 2009.

(c)     Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to the benefit thereof, by action taken by the Board of Directors of such party; and any such term or condition may be amended at any time, by an agreement in writing executed by the President of each of the parties pursuant to authorization by the respective Boards of Directors.

11.   Expenses

In the event this Agreement is terminated without consummation at the Closing, CC and OI shall each pay all of its respective expenses incurred for the purpose of carrying this Agreement into effect, except that each party hereto, in addition to its own expenses, shall pay all of the non-breaching party’s reasonable out-of-pocket expenses if termination is caused by a breach of any representation or warranty made in this Agreement or a default by said party in performance of any obligation hereunder.

12.   Governing Law And Venue

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, United States of America.  The parties hereby expressly agree that the proper and exclusive venue for any claim or cause of action by the parties resulting from this Agreement, including fraud in the inducement of this Agreement, shall be Superior Court for Maricopa County, Arizona and the each party upon execution of this Agreement consents to the service of process from such court.

13.   Binding Nature and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but it may not be assigned by any party without the consent of the other.

14.   Assignment

Rights and obligations of a party to this Agreement may not be assigned or transferred without the other party’s prior written consent thereto.

15.   Modification

No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

16.   Complete Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties.

17.   Waiver

The waiver by either party of a breach of any term of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

18.   Headings

The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

19.   Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto by their respective officers thereunto duly authorized by a majority of their directors as of the date first above written.

CYTTA CORP.

By:	/s/ G. Richard Smith

G. Richard Smith, President

OPHTHALMIC INTERNATIONAL, INC.

By:	/s/ Jeffrey Smith

Jeffrey Smith, President

EXHIBIT A

LIST OF SHAREHOLDERS

NAME	OI SHARES	CC SHARES

G. Richard Smith	85,000	47,600,000

Jeffrey Smith	5,000	2,800,000

John Sharkey	5,000	2,800,000

Victor Webb and
Madeline Olsen	5,000	2,800,000

Total	100,000	56,000,000

EXHIBIT B

STOCK ASSIGNMENT

I, ___________________, the undersigned shareholder of Cytta Corp. (“CC”) for good and valuable consideration and the issuance to me of common stock shares of Ophthalmic International, Inc., pursuant to the Agreement of Share Issuance and Plan of Reorganization dated May 8, 2009, hereby transfer, assign and return to CC my ________________ shares of CC common stock represented by stock certificate number __________.

I am also executing simultaneously with this document a standard stock power naming CC as my power of attorney.

Date: May ___, 2009
Name

EXHIBIT C

OI STOCK ASSIGNMENT

I, G. Richard Smith, as President of Cytta Corp. (“CC”) for good and valuable consideration and the transfer to CC common stock shares of CC pursuant to the Agreement of Share Issuance and Plan of Reorganization dated May 8, 2009, hereby transfer and assign to ___________________________________  ______________ shares of Ophthalmic International, Inc. previously owned by CC.

Date: May ___, 2009
G. Richard Smith